UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Trinity Biotech plc

(Name of Issuer)

Class ‘A’ Ordinary Shares represented by American Depositary Shares

(Title of Class of Securities)

896438306**

(CUSIP Number)

December 31, 2022

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the American Depositary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 896438306

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stonehill Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,672,648(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,672,648(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,672,648(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Represents American Depositary Shares, each of which represents four of the Issuer’s Class ‘A’ Ordinary Shares.
(2)	Based on 152,430,282 Class ‘A’ Ordinary Shares outstanding as of August 24, 2022 as reported by the Issuer in a prospectus filed with the SEC on September 15, 2022.

CUSIP No. 896438306

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stonehill Institutional Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,026,516(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,026,516(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,026,516(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents American Depositary Shares, each of which represents four of the Issuer’s Class ‘A’ Ordinary Shares.
(2)	Based on 152,430,282 Class ‘A’ Ordinary Shares outstanding as of August 24, 2022 as reported by the Issuer in a prospectus filed with the SEC on September 15, 2022.

CUSIP No. 896438306

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) John Motulsky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,672,648(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,672,648(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,672,648(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

(1)	Represents American Depositary Shares, each of which represents four of the Issuer’s Class ‘A’ Ordinary Shares.
(2)	Based on 152,430,282 Class ‘A’ Ordinary Shares outstanding as of August 24, 2022 as reported by the Issuer in a prospectus filed with the SEC on September 15, 2022.

CUSIP No. 896438306

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jonathan Sacks
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,672,648(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,672,648(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,672,648(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

(1)	Represents American Depositary Shares, each of which represents four of the Issuer’s Class ‘A’ Ordinary Shares.
(2)	Based on 152,430,282 Class ‘A’ Ordinary Shares outstanding as of August 24, 2022 as reported by the Issuer in a prospectus filed with the SEC on September 15, 2022.

CUSIP No. 896438306

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Peter Sisitsky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,672,648(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,672,648(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,672,648(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

(1)	Represents American Depositary Shares, each of which represents four of the Issuer’s Class ‘A’ Ordinary Shares.
(2)	Based on 152,430,282 Class ‘A’ Ordinary Shares outstanding as of August 24, 2022 as reported by the Issuer in a prospectus filed with the SEC on September 15, 2022.

CUSIP No. 896438306

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Michael Thoyer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,672,648(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,672,648(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,672,648(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

(1)	Represents American Depositary Shares, each of which represents four of the Issuer’s Class ‘A’ Ordinary Shares.
(2)	Based on 152,430,282 Class ‘A’ Ordinary Shares outstanding as of August 24, 2022 as reported by the Issuer in a prospectus filed with the SEC on September 15, 2022.

CUSIP No. 896438306

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Michael Stern
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,672,648(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,672,648(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,672,648(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

(1)	Represents American Depositary Shares, each of which represents four of the Issuer’s Class ‘A’ Ordinary Shares.
(2)	Based on 152,430,282 Class ‘A’ Ordinary Shares outstanding as of August 24, 2022 as reported by the Issuer in a prospectus filed with the SEC on September 15, 2022.

CUSIP No. 896438306

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Samir Arora
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,672,648(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,672,648(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,672,648(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

(1)	Represents American Depositary Shares, each of which represents four of the Issuer’s Class ‘A’ Ordinary Shares.
(2)	Based on 152,430,282 Class ‘A’ Ordinary Shares outstanding as of August 24, 2022 as reported by the Issuer in a prospectus filed with the SEC on September 15, 2022.

ITEM 1(a).	NAME OF ISSUER:

Trinity Biotech plc (the “Issuer”)

ITEM 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

IDA Business Park, Bray, Co. Wicklow, Ireland

ITEM 2(a).	NAME OF PERSON FILING:

This amended filing of Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”):

(i) Stonehill Capital Management LLC (“Management”)

(ii) Stonehill Institutional Partners, L.P. (“Fund”)

(iii) John Motulsky (“Motulsky”)

(iv) Jonathan Sacks (“Sacks”)

(v) Peter Sisitsky (“Sisitsky”)

(vi) Michael Thoyer (“Thoyer”)

(vii) Michael Stern (“Stern”)

(viii) Samir Arora (“Arora”)

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

c/o Stonehill Capital Management LLC

320 Park Avenue, 26th Floor

New York, NY 10022

ITEM 2(c).	CITIZENSHIP:

Management:	Delaware limited liability company
Fund:	Delaware limited partnership
Motulsky:	US Citizen
Sacks:	US Citizen
Sisitsky:	US Citizen
Thoyer:	US Citizen
Stern:	US Citizen
Arora:	US Citizen

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

Class ‘A’ Ordinary Shares, par value US$0.0109 per share (held through American Depositary Shares (CUSIP 896438306)), each representing four Class ‘A’ Ordinary Shares).

ITEM 2(e).	CUSIP NUMBER:

896438306

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C) CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

ITEM 4.	OWNERSHIP:

The information in items 1 and 5 through 11 on the cover pages on this Schedule 13G is hereby incorporated by reference. The amounts of securities reported as beneficially owned on this Schedule 13G are the number of American Depositary Shares that may be deemed to be beneficially owned by the Reporting Persons. Each American Depositary Share represents four of the Issuer’s Class ‘A’ Ordinary Shares.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.  ☒

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

Not applicable.

ITEM 10.	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:                February 13, 2023

STONEHILL CAPITAL MANAGEMENT LLC*

By:	/s/ Paul D. Malek
Paul D. Malek
An Authorized Signatory of a Member

STONEHILL INSTITUTIONAL PARTNERS, L.P. *

By:	/s/ Paul D. Malek
Paul D. Malek
An Authorized Signatory of Stonehill General Partner, LLC, its general partner

JOHN MOTULSKY*

/s/ Paul D. Malek
Paul D. Malek
Attorney-in-Fact for John Motulsky

JONATHAN SACKS*

/s/ Paul D. Malek
Paul D. Malek
Attorney-in-Fact for Jonathan Sacks

PETER SISITSKY*

/s/ Paul D. Malek
Paul D. Malek
Attorney-in-Fact for Peter Sisitsky

MICHAEL THOYER*

/s/ Paul D. Malek
Paul D. Malek
Attorney-in-Fact for Michael Thoyer

MICHAEL STERN*

/s/ Paul D. Malek
Paul D. Malek
Attorney-in-Fact for Michael Stern

SAMIR ARORA*

/s/ Paul D. Malek
Paul D. Malek
Attorney-in-Fact for Samir Arora

*

The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein for purposes of Section 16 pf the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and this report shall not otherwise be deemed an admission that any of them is the beneficial owner of such securities for purposes of Section 13(d) or Section 16 of the Exchange Act.